Contact information
--------------------------------------------------------------------------------

UBS Corporate Finance Italia S.p.A
Via Santa Margherita, 16
20121 Milan

www.ubs.com

UBS Corporate Finance Italia is a subsidiary of UBS AG

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

[LOGO] UBS

                                               STRICTLY PRIVATE AND CONFIDENTIAL

Fila Holding S.p.A.

Presentation to the Board of Directors
June 23, 2003

JUNE 2003

Contents
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SECTION 1   Introduction__________________________________________________     1

SECTION 2   The offer_____________________________________________________     4

SECTION 3   Analysis______________________________________________________     9

SECTION 4   Summary of the analysis and conclusions ______________________    17

APPENDIX A Pro-Forma Financial position

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

Disclaimer
--------------------------------------------------------------------------------

The accompanying material was compiled on a confidential basis for use solely by the Board of Directors of Fila Holding S.p.A. ("Fila" or the "Company") in evaluating the proposed transaction described herein, and should not be relied upon, is not on behalf of, and shall not confer rights or remedies upon any holder of securities of the Company or any other person. This material was prepared for a specific use by specific persons and was not prepared to conform with any disclosure standards under applicable securities laws or otherwise. This document may not be used for any other purpose or reproduced (other than for the Board of Directors and its advisers), disseminated or quoted at any time and in any manner without the prior written consent of UBS Corporate Finance Italia S.p.A ("UBS"). UBS has assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or furnished to it by the Company or otherwise reviewed by it for the purposes of this document. Neither UBS nor any of its respective officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any of the material set forth herein. Nothing contained in the accompanying material is, or shall be relied upon as, a promise or representation as to the past or the future. This document is based on the economic, regulatory, market and other conditions as in effect on and the information made available to UBS as of the date hereof. It should be understood that subsequent developments may affect this document, which UBS is under no obligation to update, revise or reaffirm. UBS has relied upon the management of the Company as to the strategic rationale and the perceived benefits of the transaction and as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefore) provided to us by the Company, and with the Company's consent UBS has assumed that such forecasts, reflect the best currently available estimates and judgements of the management of the Company and that such projections and forecasts will be realised in the amounts and time periods contemplated thereby.

This document does not purport to be a complete or accurate description of UBS's fairness opinion. Accordingly, no reliance should be placed upon it and it is qualified in its entirety by reference to the full text of the final fairness opinion.

It should be understood that any estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by the Company or from public sources without assuming responsibility for any independent verification thereof by UBS. Accordingly, no representation or warranty can be or is made by UBS as to the accuracy or achievability of any such valuations, estimates and/or projections.

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Introduction
--------------------------------------------------------------------------------
SECTION 1


[LOGO] UBS

Introduction
--------------------------------------------------------------------------------

o As a result of the announcement by RCS MediaGroup S.p.A. ("RCS") on March 7, 2003 in which it stated its intention to offer to purchase all of the outstanding ordinary shares of Fila Holding S.pA. ("Fila" or the "Company") including those in the form of American Depositary Shares (the "Fila ADSs") not owned by RCS (the "Offer") at a price of US$1.12 in cash, without interest per Fila ADS/share ("the Consideration"), the members of the Board of Directors of Fila are considering whether the Consideration is fair from a financial point of view

o The Board of Fila engaged UBS on May 12, 2003 to provide the Board of Fila with an opinion as to the fairness of the Consideration from a financial point of view

o On June 10, 2003 (the "Closing Date"), Fila completed the sale of substantially all of its business and operations to Sport Brands International LLC ("Sport Brands") for a total consideration of US$351 million and repaid all its financial debt towards the banks and RCS (the "Transactions"). Following such Transactions Fila has no substantial ongoing business and has some cash and working capital

o We have not been requested to address and our opinion does not address, the Transactions, the Company's underlying business decision to effect the Transactions or the Board's decision whether to recommend the Offer


[LOGO] UBS                                          Section 1: Introduction    2

Instruments and scope of the work
--------------------------------------------------------------------------------

o In order to assess the value of Fila, UBS has performed a number of different tasks:

      - reviewed the draft of the Offer to Purchase from RCS dated June 20, 2003 (the "Offer to Purchase") and prior drafts

      - reviewed certain publicly available business and historical financial information relating to the operating activities and the financial condition of the Company, including the Company's financial statements as of December 31, 2002, Company's annual report on Form 20-F for the year ended December 31, 2002 and certain communications to shareholders

      - reviewed the Stock Purchase Agreement ("SPA") among Sport Brands, Holding di Partecipazioni Industriali S.p.A. (subsequently re-named RCS MediaGroup S.p.A.) and Fila relating to the purchase by Sport Brands of 100% of the capital stock of Fila Nederland BV, Fila Sport S.p.A., Ciesse Piumini S.r.l. and 5% of Fila U.S.A. Inc. shares, dated March 7, 2003

      - reviewed the letter agreement dated June 10, 2003 ("Letter of Agreement") relating to the SPA

      - reviewed current and historical market prices of the ADSs of the Company

      - reviewed certain financial information and other data relating to the remaining assets and liabilities of the Company, including estimates prepared by management of the Company and not publicly available

      -     reviewed the Company's tax position

      - conducted discussions with the management of the Company and with the members of the Board of Directors concerning the post-sale business of the Company, and

      - conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate

o We have considered Fila on the basis of the draft pro-forma financial position as of June 10, 2003 ("Pro-Forma Financial position") as adjusted for all the adjustments which the Company has considered appropriate to define the pro-forma financial position of Fila as of June 23, 2003 ("Date of Reference")


[LOGO] UBS                                          Section 1: Introduction    3
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The offer
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SECTION 2


[LOGO] UBS
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Indicative terms of the offer
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
------------------   -----------------------------------------------------------------------------------------------------------
 Target of the        o  All 8,598,776 outstanding Fila shares, in the form of Fila ADSs or shares, not already owned by RCS
     Offer            o  RCS has announced its intention to delist Fila ADSs from the NYSE
------------------   -----------------------------------------------------------------------------------------------------------

------------------   -----------------------------------------------------------------------------------------------------------
    Offeror           o  RCS, owner of 91.09% of Fila outstanding shares/ADSs
------------------   -----------------------------------------------------------------------------------------------------------

------------------   -----------------------------------------------------------------------------------------------------------
                      o  Two separate, but concurrent and related, offers:
                         -  a public tender offer in the US
 Structure of            -  a private offer made only to 7 individuals who are Italian residents the offer
                      o  Terms and conditions of the two offers are substantially the same (the only material difference being that Italian holders can be paid in Euros)
------------------   -----------------------------------------------------------------------------------------------------------

------------------   -----------------------------------------------------------------------------------------------------------
                      o  RCS will pay US$1.12 net per each Fila ADS or share in cash, without interest. The maximum
  Offer price            transaction consideration will be US$9.6m
------------------   -----------------------------------------------------------------------------------------------------------

------------------   -----------------------------------------------------------------------------------------------------------
                      o  The offer is not conditional upon any specific number of Fila shares, in the form of Fila ADSs or
  Conditions             shares, being tendered, the availability of financing or the approval of the Board of Directors of Fila
------------------   -----------------------------------------------------------------------------------------------------------

------------------   -----------------------------------------------------------------------------------------------------------
   Financing          o  The transaction will be entirely financed by RCS internal funds structure
------------------   -----------------------------------------------------------------------------------------------------------

------------------   -----------------------------------------------------------------------------------------------------------
    Timing            o  Within September 7, 2003 as announced in RCS press release
------------------   -----------------------------------------------------------------------------------------------------------


[LOGO] UBS                                          Section 2: The offer       5
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Share price performance
--------------------------------------------------------------------------------

                              [LINE CHART OMITTED]

SOURCE: Datastream

o In December 2002 RCS subscribed its share of Fila's capital increase for a total of (euro)105.5m through the cancellation of an outstanding financial receivable. In February 2003 the other shareholders subscribed a part of their capital increase ((euro)0.03m)

o On December 5, 2002 RCS announced its intention to sell Fila's operating activities by the end of the year

o On March 7, 2003 Fila announced it had reached an agreement for the sale of all of its operating businesses to Sport Brands. On the same date, RCS announced that after the closing of the Transactions (and in any event within 6 months from that date) it would offer to purchase all the shares/ADSs not already owned by RCS at a price of US$ 1.12 per share/ADS

o Since March 7, 2003 the stock market price has closely tracked the offer price


[LOGO] UBS                                          Section 2: The offer       6

Premium analysis
--------------------------------------------------------------------------------

o In the table below we have reported the average price of Fila ADSs and the premium/(discount) of the offer price over the average share price in the periods (1 week, 1 month, 3 months and 1 year) prior to the announcement of the offer (March 7, 2003)

                           Average price             Premium/(discount)
                              prior to              of the offer price
                            announcement             over the average
Period                         (US$)                   share price
-----------------------------------------------------------------------
1 week                         1.028                       8.95%

1 month                        0.960                      16.61%

3 months                       1.135                      (1.33%)

1 year                         2.547                     (56.03%)
-----------------------------------------------------------------------

SOURCE: Datastream


[LOGO] UBS                                          Section 2: The offer       7

Current Shareholding structure
--------------------------------------------------------------------------------

                                                       No. of
Shareholders                                        shares/ADSs            (%)
-------------------------------------------------------------------------------
RCS                                                  87,912,536           91.09
Harris Associates L.P.                                3,252,430            3.37
Fidelity                                              1,293,015            1.34
BPI Global Asset Management                             158,500            0.16
Boston Private Value Investors                           33,000            0.03
Deutsche Asset Management                                30,650            0.03
World Asset Management                                    5,780            0.01
Veritas SG                                                5,000            0.01
Italian shareholders                                         45            0.00
ADSs held by former subsidiaries                        112,400            0.12
for stock option purposes
Others                                                3,707,956            3.84
                                                    ---------------------------
Total shares/ADSs                                    96,511,312          100.00
===============================================================================

SOURCE: Carson, Company

o RCS currently owns 87,912,536 Fila shares representing approximately 91.09% of the outstanding shares/ADSs

o The total Fila ADSs owned by identified institutional investors that have communicated their investments are 4,778,375 (4.95% of share capital)

o     Italian shareholders are 7 individuals holding 45 shares

o According to the Letter of Agreement, after the closing of the Transactions, Sport Brands will hold approximately 112,400 Fila ADSs that were previously held by some operating subsidiaries, formerly controlled by Fila, for stock option purposes. Such ADSs will be transferred to an escrow account and pursuant to the agreement between the parties cannot be tendered. In the event of delisting and termination of the ADS programme of Fila, Sport Brands may within one year convert its ADSs into ordinary shares

o There are no third party rights to underwrite newly issued shares/ADSs, or obligations by the Company to issue any further shares/ADSs


[LOGO] UBS                                          Section 2: The offer       8

Analysis
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SECTION 3


[LOGO] UBS

Analytical approach
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o     With effect from the Closing Date, Fila has effectively transferred all of its operating business to Sport Brands. The transaction proceeds of US$351m have been used by the Company to repay its outstanding debt towards the banks and RCS

o Given the non-operating nature of the assets and liabilities left in Fila the Net Asset Value ("NAV") method is the most appropriate analytical tool

o The NAV method measures the current value of a company's assets net of its outstanding liabilities

o In our view, other commonly used methodologies are not applicable to determine the value of Fila:

      - Discounted Cash Flow: Fila does not have any operating cash flow stream

      - Comparable companies analysis: Fila could not validly be compared with any other listed company on the basis of a sector/market rationale

      - Most recent "going private" transactions are not meaningfully comparable with the Fila transaction because they generally refer to companies that have significant business and operations and the offer price reflects the offerors' view on the future performance of such business and operations

o We have assumed a US$/(euro)exchange rate of 1.1623 (as of close of business on June 20, 2003)

o We have assumed a discount rate of 3% equal to the Company average cash interest yield (pre-tax)


[LOGO] UBS                                         Section 3: Analysis        10

--------------------------------------------------------------------------------

o To determine Fila's NAV at the Date of Reference we started our analysis from the draft Pro-Forma Financial position as of June 10, 2003 and provided to us by the Company. The Company informed us that its financial position at the Date of Reference would not have any substantial differences from the Pro-Forma Financial position as of June 10, 2003 except for the adjustments below

o We have identified with the management of the Company the assets and liabilities included in the Pro-Forma Financial position

o     The management of the Company confirmed that:

      - The value of the assets and liabilities in the Pro-Forma Financial position represents the current value of such assets and liabilities

      - There are no assets and/or liabilities not included in the Pro-Forma Financial position other than:

            - Costs related to the disposal of operating assets (management severance payments/indemnities, legal fees) and the ordinary activity of the Company (Board compensation, internal auditors' compensation and external auditor's fees) and costs related to the Company's tax amnesty

            -     Fila's tax loss carry-forwards

            - Potential liabilities for Fila deriving from any claim for indemnification pursuant to the SPA

o     All costs have been discounted to the Date of Reference


[LOGO] UBS                                         Section 3: Analysis        11

Adjustments to pro-forma NAV
--------------------------------------------------------------------------------

                                                              Severance
                                                            payment funds       Transactions
                                    Pro-Forma Financial    transfer payment    costs and other   Tax amnesty    Adjusted financial
((euro)'000)                        position (06/10/03)     to Fila Sport           costs         liability     position (06/23/03)
-----------------------------------------------------------------------------------------------------------------------------------
Fixed assets (net)                            20                                                                             20
Net equity investments                         3                                                                              3
Other non current assets                     230                                                                            230
                                        --------                                                                        -------
Total fixed assets                           253                                                                            253
Other receivables                         19,855                                                                         19,855
Net cash                                  33,365                 (337)              (891)            (515)               31,622
                                        --------                                                                        -------
Total current assets                      53,220                                                                         51,477
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                              53,473                                                                         51,730
-----------------------------------------------------------------------------------------------------------------------------------
Severance payment funds                      337                 (337)                                                        0
                                        --------                                                                        -------
Medium and Long term liabilities             337                                                                              0
Accounts payable                           2,218                                                                          2,218
Other current liabilities                  1,790                                                                          1,790
                                        --------                                                                        -------
Current liabilities                        4,008                                                                          4,008
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity (NAV)                49,128                                    (891)            (515)               47,722
-----------------------------------------------------------------------------------------------------------------------------------
NAV per ADS/share (US$)                   0.5916                                                                         0.5747
-----------------------------------------------------------------------------------------------------------------------------------
Total equity and liabilities              53,473                                                                         51,730
-----------------------------------------------------------------------------------------------------------------------------------

SOURCE: Company

NOTE:

Adjustments are in the amounts that the Company has deemed appropriate


[LOGO] UBS                                         Section 3: Analysis        12

--------------------------------------------------------------------------------

o The adjustments that have been made to take into account the assets and liabilities identified by the Company and not included in the Pro-Forma Financial position are the following:

      - The severance payment funds indicating in the Pro-Forma Financial position have been transferred to Fila Sport at closing of the SPA, creating a debt for the same amount towards Fila Sport

      -     The Present Value of Transactions costs and other costs refers to:

            - Board compensations ((euro)0.28m) equal to the total amount forecasted in the 2003 budget net of any payment

            - management incentives ((euro)0.42m) equal to an estimate, provided by the Company and prepared by the management of the Company, of the potential liabilities for severance indemnities towards Fila employees

            - internal auditors compensations ((euro)0.04m) equal to the total amount forecasted in the 2003 budget net of any payment

            - external auditors' fees ((euro)0.05m) equal to the amount to be paid for the 2003 accounts auditing

            - legal fees ((euro)0,05m) for the work done in relation to the Offer

            - outstanding lease and administrative services outsourcing agreements ((euro)0.05m). These costs represent the consideration for the year 2003 (period from June 11, 2003 to December 31, 2003)

      - The tax amnesty liability related to the fiscal year 2002 (equal to (euro)0.5 million) represents the present value of the planned payments not included in the Pro-Forma Financial position


[LOGO] UBS                                         Section 3: Analysis        13

Hedge activity on the foreign exchange risk
--------------------------------------------------------------------------------

o The Company had some hedging positions to neutralise the exchange rate risk related to the debt towards operating companies and to the Consideration

o The positions were related of forward agreements for the purchase of foreign currency and have been almost completely closed before the Date of Reference, originating a profit of (euro)20m

o The only current open position is equal to (euro)6.6m and will be closed on June 30, 2003. To consider this position we used the spot exchange rate as of June 20, 2003 (US$/(euro)1.1623)


[LOGO] UBS                                         Section 3: Analysis        14

Potential value of Fila's tax loss carry forwards
--------------------------------------------------------------------------------

o According to the information received from the Company, at the Date of Reference, Fila's tax losses amount to approximately (euro)234m

o Approximately (euro)154m of such losses stem from previous years taxable write-offs of the investments in the operating companies that become deductible with the sale of the operating activities to Sport Brands

o A further approximately (euro)71m represents the estimated tax loss for the period from January 1, 2003 until June 10, 2003 and are mainly attributable to the capital loss from the sale of operating companies

o The Company believes that as a stand-alone entity, given its lack of revenues and taxable income, Fila will not be able to materially benefit from such tax losses; if the Company invested its net cash position in 5 year Italian Government bonds, the Net Present Value of the total tax savings, related to the use of the Company's tax loss carry forwards for 5 years, that could be achieved would be approximately (euro)1.5m (US$0.02 per ADS/share)

o On March 7, 2003 RCS announced that immediately after completion of the Offer, it intends to delist the Fila ADSs from the NYSE and to turn Fila to new activities and investments within the group strategic sectors

o Based on the Board's assessment that no opportunity exists for the Company to realise a material value through the use of such tax loss carry-forwards, we have assumed that the value of tax loss carry-forwards is not material to the Company

Analysis of Fila's tax losses

                                                                    ((euro)'000)
--------------------------------------------------------------------------------
2002 tax losses                                                         5,762
Estimated tax loss (01/01/03 - 10/06/03)                               71,166
2003 write-off provisions                                               2,540
Previous years' write-off provisions                                  153,931
Additional 2003 losses                                                    891
--------------------------------------------------------------------------------
Estimated tax losses(1)                                               234,290
--------------------------------------------------------------------------------

SOURCE: Company estimates

NOTE:

(1) The maximum theoretical potential Italian tax savings implied in the estimated tax losses would amount to approximately (euro)80m (losses are deductible only for IRPEG tax purposes) and could be carried forward for 5 years only

Potential tax savings due to investments in the money market

--------------------------------------------------------------------------------
Net cash post adjustments ((euro)'000)                                   31,622
Interest rate(1) (%)                                                       2.85%
Full year interest income ((euro)'000)                                      901
Full year tax savings ((euro)'000)                                          306
--------------------------------------------------------------------------------
NPV of 5 year tax savings(2) ((euro)'000)                                 1,540
--------------------------------------------------------------------------------

NOTE:

(1)   5 year Italian Government bond yield (as of June 17, 2003)
(2)   For the year 2003 the interest were calculated on 6 months


SOURCE: Bloomberg


[LOGO] UBS                                         Section 3: Analysis        15

Potential liabilities arising from the SPA
--------------------------------------------------------------------------------

o In accordance with the provisions of the SPA and the Letter of Agreement, Fila is potentially liable for an aggregate amount not exceeding 15% of the purchase price (the "Cap") except for claims of breaches of certain representations, covenants, and certain litigation described in the SPA, for which Fila would be liable for the full amount

o Any claims for indemnification made by Sport Brands will generally be paid by Fila only to the extent that individual claims or series of related claims exceed (euro)30,000 and the aggregate amount of all such claims exceed (euro)5 million, at which point Fila shall be liable for the portion in excess of that amount

o The Company management's best estimate is that liabilities for any claims for indemnification made by Sport Brands under the SPA will not exceeds the (euro)5 million threshold indicated in the SPA. Therefore we have not adjusted the Company NAV for the liabilities deriving from such potential claims for indemnification


[LOGO] UBS                                         Section 3: Analysis        16

Summary of the analysis and conclusions
--------------------------------------------------------------------------------
SECTION 4


[LOGO] UBS

Summary of the analysis and conclusions
--------------------------------------------------------------------------------

Summary of the analysis(1)

Pro-forma NAV ((euro)'000)                                               49,128
--------------------------------------------------------------------------------
Pro-forma NAV (June 10, 2003) per ADS/share (US$)                        0.5916
--------------------------------------------------------------------------------

Total adjustments to pro-forma NAV ((euro)'000)                          (1,406)

Adjusted NAV ((euro)'000)                                                47,722
--------------------------------------------------------------------------------
Adjusted NAV (June 23, 2003) per ADS/share (US$)                         0.5747
--------------------------------------------------------------------------------

Estimated liabilities incurred as a consequence of the SPA ((euro)'000)      (0)

NAV ((euro)'000)                                                         47,722
--------------------------------------------------------------------------------
NAV per ADS/share (US$)                                                  0.5747
--------------------------------------------------------------------------------

NOTE:

(1). All amounts exclude any potential value arising from the Company's tax loss carry-forwards

o Based on the Board's assessment that no opportunity exists for the Company to realise a material value through the use of such tax loss carry-forwards, we have assumed that the value of tax loss carry-forwards is not material to the Company

o Based on our analysis as outlined in this presentation Fila Adjusted NAV is US$0.5747 per ADS/share

o According to the terms indicated in our fairness opinion letter to which you should refer in full, the Consideration to be received by the holders of Fila ADSs is fair from a financial point of view


[LOGO] UBS               Section 4: Summary of the analysis and conclusions   18

Pro-Forma Financial position
--------------------------------------------------------------------------------
APPENDIX A


[LOGO] UBS

Pro-Forma Financial position
--------------------------------------------------------------------------------

                                           Pro-forma                               Adjustments(1)
                                           financial
                                            position
((euro)'000)                               5/31/2003        1             2            3            4           5          6
------------------------------------------------------------------------------------------------------------------------------
Fixed assets (net)                                20
Net Equity investments                             3
Other non current assets                         230
Equity investments intercompany              150,967                 (150,967)
                                            --------
Total fixed assets                           151,220
Other receivables                            134,304    (20,000)                                 103,658      (263)       323
Net cash                                          13                   82,123       106,523     (106,523)     (500)      (653)
                                            --------
Total current assets                         134,317
------------------------------------------------------------------------------------------------------------------------------
Total assets                                 285,537
------------------------------------------------------------------------------------------------------------------------------
Severance payment funds                          337
                                            --------
Medium and Long term liabilities                 337
Accounts payable                               2,218
Other current liabilities                    162,688                                106,523       (2,865)     (390)      (653)
                                            --------
Current liabilities                          164,906
Shareholder funds                            120,294    (20,000)      (68,845)                                (373)       323
------------------------------------------------------------------------------------------------------------------------------
Total equity and liabilities                 285,537
------------------------------------------------------------------------------------------------------------------------------

                                                                 Adjustments(1)                  Pro-Forma
                                                                                                 Financial
                                                                                                  position
((euro)'000)                                       7             8            9         10       6/10/2003
----------------------------------------------------------------------------------------------------------
Fixed assets (net)                                                                                     20
Net Equity investments                                                                                  3
Other non current assets                                                                              230
Equity investments intercompany                                                                         0
                                                                                                 --------
Total fixed assets                                                                                    253
Other receivables                               (198,167)                                          19,855
Net cash                                         198,167     (263,514)     20,604     (2,875)      33,365
                                                                                                 --------
Total current assets                                                                               53,220
----------------------------------------------------------------------------------------------------------
Total assets                                                                                       53,473
----------------------------------------------------------------------------------------------------------
Severance payment funds                                                                               337
                                                                                                 --------
Medium and Long term liabilities                                                                      337
Accounts payable                                                                                    2,218
Other current liabilities                                    (263,514)                              1,790
                                                                                                 --------
Current liabilities                                                                                 4,008
Shareholder funds                                                          20,604     (2,875)      49,128
----------------------------------------------------------------------------------------------------------
Total equity and liabilities                                                                       53,473
----------------------------------------------------------------------------------------------------------

SOURCE: Company

NOTE:

(1)   Each adjustment is described in the following page


[LOGO] UBS                        Appendix A: Pro-Forma Financial position    20

Adjustments
--------------------------------------------------------------------------------

1.    Write-off of a receivable of Fila Holding towards Fila Nederland

2. Sale of shares of Fila Sport, Fila U.S.A., Fila Nederland and Ciesse with the accounting of the capital loss on investments

3.    Loans granted by RCS to Fila Holding

4. Loans granted by Fila Holding to Fila Sport and Fila Nederland to allow them to repay their financial debts

5. Costs for UBS advisory services and interest incomes on loans granted to Fila Sport and Fila Nederland (accrued as of June 10, 2003)

6.    Interests paid on bank debts (accrued as of June 10, 2003)

7. Cash inflow from financial receivables relating to loans granted to Fila Sport and Fila Nederland

8.    Cash outflow to repay financial debts

9.    Income from closing of hedging positions

10. Costs relating to advisory services for the sale of the operating activities


[LOGO] UBS                        Appendix A: Pro-Forma Financial position    21